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77I.   Terms of new or amended securities

a)  N

b)  Global Growth, a series of the Registrant, began offering the R class during the period.  The following describes the new class of the fund, as called for by the applicable registration statement item:

Each fund votes separately on matters affecting that fund exclusively. Voting rights are not cumulative, so investors holding more than 50% of the corporation's (all funds') outstanding shares may be able to elect a Board of Directors. The corporation undertakes dollar-based voting, meaning that the number of votes a shareholder is entitled to is based upon the dollar amount of the shareholder's investment. The election of directors is determined by the votes received from all the corporation's shareholders without regard to whether a majority of shares of any one fund voted in favor of a particular nominee or all nominees as a group.

The assets belonging to each series of shares are held separately by the custodian and the shares of each series represent a beneficial interest in the principal, earnings and profit (or losses) of investment and other assets held for each series. Your rights as a shareholder are the same for all series of securities unless otherwise stated. Within their respective series, all shares have equal redemption rights. Each share, when issued, is fully paid and non-assessable.

Each shareholder has rights to dividends and distributions declared by the fund he or she owns and to the net assets of such fund upon its liquidation or dissolution proportionate to his or her share ownership interest in the fund.

The R Class shares are intended for purchase by participants in employer-sponsored retirement or savings plans and for persons purchasing shares through broker-dealers, banks, insurance companies and other financial intermediaries that provide various administrative and distribution services.

R Class chares are sold without an initial sales charge.  The R Class shares have a 12b-1 plan under which the class pays an annual fee based on the fund's average net assets to the distributor.  The plan provides for the fund to pay an annual fee of 0.50% to the distributor.  The distributor pays all or a portion of such fees to the investment advisors, banks, broker-dealers and insurance companies that make such shares available.

If you do business with us through a financial intermediary or a retirement plan, your ability to purchase, exchange, redeem and transfer shares will be affected by the policies of that entity. Some policy differences may include

..  minimum investment requirements
..  exchange policies
..  fund choices
..  cutoff time for investments
..  trading restrictions

To open an account, the minimum initial investment amounts are $2,000 for a Coverdell Education Savings Account
(CESA), and $2,500 for all other accounts.

Investment instructions are irrevocable. That means that once you have mailed or otherwise transmitted your investment instruction, you may not modify or cancel it. Each fund reserves the right to suspend the offering of shares for a period of time and to reject any specific investment (including a purchase by exchange).
Additionally, we may refuse a purchase if, in our judgment, it is of a size that would disrupt the management of a fund.

R Class shares sold within 60 days of purchase may be subject to a 2.0% redemption fee.   Therefore, if you
redeem R Class shares within the redemption period specified above, you will receive 98% of the value at redemption. The remaining 2% is retained by the fund and helps cover transaction costs that long-term investors may bear when the fund sells securities to meet investor redemptions. This fee is intended to help prevent abusive trading practices, such as excessive short-term trading. However, not all of the financial intermediaries who offer the funds are currently able to track and charge the redemption fee. American Century is working with those providers to combat abusive trading and encouraging them to develop systems to track the redemption fee and otherwise employ tactics to combat abusive trading practices.

The redemption fee does not apply to shares purchased through reinvested distributions (dividends and capital gains). The funds may not charge the redemption fee in certain situations deemed appropriate by American Century, including where the capability to charge the fee does not exist or is impractical and/or other systems designed to deter abusive trading practices are in place.

Redemption proceeds will be calculated using the net asset value (NAV) next determined after we receive a transaction request in good order.

                          A fund's net asset value, or NAV, is the price of the fund's shares.

However, we reserve the right to delay delivery of redemption proceeds up to seven days. For example, each time an investment with American Century is made, there is a seven-day holding period before we will release redemption proceeds from those shares, unless we are provided with satisfactory proof that the purchase funds have cleared. For funds with CheckWriting privileges, we will not honor checks written against shares subject to this seven-day holding period. Investments by wire generally require only a one-day holding period. If a shareholders' address changes, we may require that any redemption request made within 15 days be submitted in writing and be signed by all authorized signers with their signatures guaranteed. If you shareholder changes bank information, we may impose a 15-day holding period before we will transfer or wire redemption proceeds to the applicable bank. In addition, we reserve the right to honor certain redemptions with securities, rather than cash.

If, during any 90-day period, a shareholder redeems fund shares worth more than $250,000 (or 1% of the value of a fund's assets if that amount is less than $250,000), we reserve the right to pay part or all of the redemption proceeds in excess of this amount in readily marketable securities instead of in cash. The portfolio managers would select these securities from the fund's portfolio.

We will value these securities in the same manner as we do in computing the fund's net asset value. We may provide these securities in lieu of cash without prior notice. Also, if payment is made in securities, the shareholder may have to pay brokerage or other transaction costs to convert the securities to cash.

If your redemption would exceed this limit and the shareholder would like to avoid being paid in securities, we must be provided with an unconditional instruction to redeem at least 15 days prior to the date on which the redemption transaction is to occur. The instruction must specify the dollar amount or number of shares to be redeemed and the date of the transaction. This minimizes the effect of the redemption on the fund and its remaining investors.

If the shareholder's account balance falls below the minimum initial investment amount for any reason other than as a result of market fluctuation, we will notify the shareholder and give 90 days to meet the minimum. If the deadline is not met, American Century reserves the right to redeem the shares in the account and send the proceeds to the shareholder's address of record. R Class shares sold within 60 days of purchase may be subject to a 2.0% redemption fee.

The shareholder may incur tax liability as a result of this redemption.

A signature guarantee - which is different from a notarized signature - is a warranty that the signature presented is genuine. We may require a signature guarantee for the following transactions:

..  The redemption or distribution check, Check-A-Month or automatic redemption is made payable to someone other than the account owners

..  The redemption proceeds or distribution amount is sent by wire or EFT to a destination other than a personal bank account

..  Transferring ownership of an account over $100,000

We reserve the right to require a signature guarantee for other transactions, at our discretion.

We reserve the right to change any stated investment requirement, including those that relate to purchases, exchanges and redemptions. We also may alter, add or discontinue any service or privilege. Changes may affect all investors or only those in certain classes or groups. In addition, from time to time we may waive a policy on a case-by-case basis, as the advisor deems appropriate.
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